Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2012 Results

Provides Initial Operating Targets for 2013

Addison, TX – (Businesswire) – November 13, 2012 – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the third quarter of 2012 which ended on September 30, 2012. Fiesta also provided certain initial operating targets for 2013.

Highlights of Third Quarter 2012 Results Include:

•	Total revenues increased 5.8% to $128.2 million compared to $121.2 million in the prior year period;

•	Comparable restaurant sales increased 7.0% at Pollo Tropical and 1.8% at Taco Cabana;

•	Comparable restaurant guest traffic increased 5.9% at Pollo Tropical and 0.6% at Taco Cabana;

•	Three new company-owned restaurants opened, including one Pollo Tropical restaurant and two Taco Cabana restaurants; and

•

Net Income increased $1.2 million to $3.6 million in the third quarter of 2012, or $0.16 per diluted share, compared to net income of $2.4 million, or $0.10 per diluted share, in the third quarter of 2011.

Tim Taft, President and Chief Executive Officer of Fiesta Restaurant Group, Inc., commented, “Fiesta delivered outstanding results in the third quarter characterized by healthy revenue gains, positive guest traffic, expanding operating margins and profitability growth. Pollo Tropical continues to post strong comparable restaurant sales. Taco Cabana continues to post positive comparable restaurant sales with transaction growth, while being affected by lapping significant price increases taken last year. In October, both brands produced strong sales performance driven by transaction growth, with comparable restaurant sales increases of 7.5% at Pollo Tropical and 6.4% at Taco Cabana.”

Taft continued, “We are committed to building restaurants in target markets where we can achieve a compelling return on investment. In addition to the 10 new Company-owned restaurants that we have and will develop in 2012, we are planning to open an additional 14 to 17 new Company-owned restaurants in 2013, including further Pollo Tropical expansion in Atlanta, Georgia and our initial entry into Nashville, Tennessee. We continue to pursue international franchise expansion, with more than 10 Pollo Tropical franchised restaurant openings planned in 2013, including our first new restaurant in India.”

Taft concluded, “With the spin-off now behind us, we are continuing to build out our capabilities within various functional areas, and to that end, have established our corporate headquarters in the city of Addison, Texas, within Dallas County. We hope to complete our infrastructure and administrative transition from Carrols Restaurant Group by the end of 2013, well ahead of the full three-year term of our transition services agreement.”

Third Quarter Financial Review

Revenues

Total revenues increased 5.8% in the third quarter of 2012 to $128.2 million from $121.2 million in the third quarter of 2011. Restaurant sales in the third quarter of 2012 increased 5.7% to $127.6 million from $120.8 million in the third quarter of 2011, due primarily to comparable restaurant sales growth at both Pollo Tropical and Taco Cabana. Franchise revenues in the third quarter of 2012 increased to $0.5 million from $0.4 million in the prior year period.

Operating Expenses

Cost of sales, restaurant wages and related expenses, and other restaurant operating expenses each decreased as a percentage of restaurant sales in the third quarter of 2012 compared to the third quarter of 2011, due to the positive impact of a sales increase on fixed costs and lower utility rates. Advertising expense declined as a percentage of restaurant sales due primarily to the timing of advertising.

Rent expense increased $2.1 million to $6.3 million compared to $4.2 million in the prior year period. Rent expense was $1.6 million higher in the third quarter of 2012 compared to the third quarter of 2011 as a result of the qualification for sale treatment of certain sale-leaseback transactions upon completion of the spin-off on May 7, 2012, as previously disclosed.

General and administrative expenses increased $2.1 million to $11.2 million in the third quarter of 2012 from $9.1 million in the third quarter of 2011, due primarily to Fiesta employee additions and a $0.6 million expense associated with retirement agreements that were entered into during the quarter.

Depreciation and amortization decreased $0.4 million to $4.5 million in the third quarter of 2012 from $4.8 million in the third quarter of 2011, primarily due to the elimination of depreciation expense of $0.5 million as a result of the qualification for sale treatment of certain sale-leaseback transactions upon completion of the spin-off.

Interest expense decreased $1.6 million to $5.0 million in the third quarter of 2012 from $6.7 million in the third quarter 2011, primarily because of the elimination of $2.7 million in interest expense as a result of the qualification for sale treatment of certain sale-leaseback transactions, partially offset by interest expense associated with the issuance of $200 million of 8.875% Senior Secured Second Lien Notes in the third quarter of 2011.

The provision for income taxes in the third quarter of 2012 was derived using an estimated effective annual income tax rate of 39.3%. During the third quarter, Fiesta was able to lower its estimated effective annual income tax rate primarily as a result of adopting a consolidated tax filing position in the state of Florida. However, the estimated effective annual rate does not include any impact from a reenactment of the Work Opportunity Tax Credit. If reenacted, the related benefit would be recognized in the period of reenactment.

Net Income increased $1.2 million to $3.6 million in the third quarter of 2012, or $0.16 per diluted share, compared to net income of $2.4 million, or $0.10 per diluted share, in the third quarter of 2011.

Brand Results

Pollo Tropical restaurant sales increased 9.8% to $57.4 million in the third quarter of 2012 from $52.4 million in the third quarter of 2011, primarily due to a comparable restaurant sales increase of 7.0%. The growth in comparable restaurant sales resulted from a 5.9% increase in guest traffic along with a 1.1% increase in average check. Pollo Tropical franchise revenues increased to $0.4 million in the third quarter of 2012 from $0.3 million in the third quarter of 2011. Adjusted Segment EBITDA for Pollo Tropical increased to $9.1 million in the third quarter of 2012 from $8.5 million in the third quarter of 2011. Adjusted Segment EBITDA was negatively impacted by a $0.3 million expense associated with a retirement agreement that was entered into during the quarter and an increase in rent expense of $0.6 million in the third quarter of 2012 compared to the third quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions, as discussed above.

Taco Cabana restaurant sales increased 2.8% to $70.3 million in the third quarter of 2012 from $68.4 million in the third quarter of 2011, primarily due to a comparable restaurant sales increase of 1.8%. The growth in comparable restaurant sales resulted from a 0.6% increase in guest traffic along with a 1.2% increase in average check. Taco Cabana franchise revenues of $0.1 million in the third quarter of 2012 were consistent with the third quarter of 2011. Adjusted Segment EBITDA for Taco Cabana decreased to $6.7 million in the third quarter of 2012 from $7.3 million in the third quarter of 2011. Adjusted Segment EBITDA was negatively impacted by a $0.3 million expense associated with a retirement agreement that was entered into during the quarter and an increase in rent expense of $1.0 million in the third quarter 2012 compared to the third quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions, as discussed above.

Restaurant Development

Fiesta opened three company-owned restaurants during the third quarter of 2012 including one Pollo Tropical restaurant in Miami and two Taco Cabana restaurants, one each in the Houston and Dallas markets. During the third quarter of 2012, the Company entered into a development agreement with a new franchisee in India that has committed to opening 10 Pollo Tropical franchised restaurants in India over the next five years.

As of September 30, 2012, the Company owned 90 Pollo Tropical restaurants and 160 Taco Cabana restaurants and franchised 35 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela, and five Taco Cabana restaurants in the U.S.

Fiscal 2013 Initial Operating Targets

Initial operating targets expected in fiscal 2013:

•	Comparable restaurant sales growth of 5% to 6% for Pollo Tropical and 3% to 4% for Taco Cabana;

•	Commodity cost inflation will negatively impact margins as a percent of restaurant sales by approximately 50 to 60 basis points, net of price increases;

•	14 to 17 new Company-owned restaurant openings;

•

General and administrative expenses (excluding stock compensation) of approximately $44 million to $46 million, including up to $2 million of non-recurring, implementation expenses associated with establishing self-sufficient corporate support functions;

•	Effective tax rate of 38% to 40%, excluding the reinstatement of the Work Opportunity Tax Credits; and

•	Capital expenditures of approximately $45 million to $50 million.

Investor Conference Call Today

Fiesta will host a conference call and webcast to review third quarter 2012 results today at 8:30 AM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-401-4674 or for international callers by dialing 719-325-4756. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7664129. The replay will be available until Tuesday, November 20, 2012.

The conference call will also be webcast live from the corporate website at www.FRGI.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates, and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 250 company-owned and operated restaurants and 40 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela as of September 30, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc. visit our corporate website at www.FRGI.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	Sep 30, 2012	Oct 2, 2011	Sep 30, 2012	Oct 2, 2011
Revenues:
Restaurant sales	$127,648	$120,781	$381,422	$356,780
Franchise royalty revenues and fees	525	376	1,726	1,242

Total revenues	128,173	121,157	383,148	358,022
Costs and expenses:
Cost of sales	41,021	38,833	123,106	114,852
Restaurant wages and related expenses (b)	33,860	32,544	101,821	96,949
Restaurant rent expense (c)	6,311	4,232	15,700	12,526
Other restaurant operating expenses	16,655	16,604	48,725	47,091
Advertising expense	3,776	4,468	12,094	12,361
General and administrative expenses (b) (d) (e)	11,198	9,118	32,800	27,086
Depreciation and amortization (c)	4,486	4,837	13,703	14,583
Impairment and other lease charges	(45)	(68)	6,816	1,016
Other expense	—	107	—	107

Total costs and expenses	117,262	110,675	354,765	326,571

Income from operations	10,911	10,482	28,383	31,451
Interest expense (c)	5,036	6,651	19,334	16,338

Income before income taxes	5,875	3,831	9,049	15,113
Provision for income taxes	2,226	1,409	3,344	5,442

Net income	$3,649	$2,422	$5,705	$9,671

Basic and diluted net income per share	$0.16	$0.10	$0.25	$0.42

Basic and diluted weighted average common shares outstanding	22,747	23,162	22,937	23,162

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended September 30, 2012 and October 2, 2011 included 13 and 39 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $1 and $3 for the three month period ended September 30, 2012 and October 2, 2011, respectively, and $9 and $15 for the nine month period ended September 30, 2012 and October 2, 2011, respectively. General and administrative expenses include stock-based compensation expense of $379 and $437 for the three month period ended September 30, 2012 and October 2, 2011, respectively, and $1,594 and $1,284 for the nine month period ended September 30, 2012 and October 2, 2011, respectively.
(c)	Prior to the spin-off from Carrols, certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective with the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, these transactions are now recorded as an operating lease. Because of this change in accounting treatment, restaurant rent expense was $1.6 million higher, depreciation expense was $0.5 million lower, and interest expense was $2.7 million lower in the third quarter of 2012 as compared to the third quarter of 2011. For the nine months ended September 30, 2012, restaurant rent expense was $2.6 million higher, depreciation expense was $0.9 million lower, and interest expense was $4.3 million lower as compared to the nine months ended October 2, 2011.
(d)	General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols Restaurant Group (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under the Transition Services Agreement) or third parties.
(e)	General and administrative expenses in the three and nine months ended September 30, 2012 include a charge of $0.6 million associated with announced retirements of the Executive Vice Presidents of both the Pollo Tropical and Taco Cabana brands effective January 31, 2013.

Fiesta Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated

(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30, 2012	Oct 2, 2011	Sept 30, 2012	Oct 2, 2011
Segment Revenues:
Pollo Tropical	$57,784	$52,675	$172,808	$157,552
Taco Cabana	70,389	68,482	210,340	200,470

Total revenues	$128,173	$121,157	$383,148	$358,022

Change in Comparable Restaurant Sales: (a)
Pollo Tropical	7.0%	7.9%	8.1%	10.6%
Taco Cabana	1.8%	5.3%	4.1%	4.0%
Adjusted Segment EBITDA: (b)
Pollo Tropical	$9,079	$8,472	$30,743	$27,809
Taco Cabana	6,653	7,326	19,762	20,647
Average Sales per Restaurant: (c)
Pollo Tropical	$638	$583	$1,916	$1,739
Taco Cabana	442	440	1,330	1,279
Number of Company-owned Restaurants:
Pollo Tropical	90	91	90	91
Taco Cabana	160	158	160	158

Total company-owned restaurants	250	249	250	249

Company-owned Restaurant Openings:
Pollo Tropical	1	2	4	2
Taco Cabana	2	1	3	4

Total new restaurant openings	3	3	7	6
Company-owned Restaurant Closings:
Pollo Tropical	—	(1)	(5)	(2)
Taco Cabana	—	—	(1)	(1)

Net change in restaurants	3	2	1	3

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.

Fiesta Restaurant Group, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)	(unaudited)
	Sep 30, 2012	Jan 1, 2012
Assets
Cash	$3,098	$13,670
Other current assets	15,766	13,939
Property and equipment, net	124,892	195,122
Goodwill	123,484	123,484
Intangible assets, net	222	301
Deferred income taxes	12,914	11,659
Deferred financing costs, net	6,027	6,908
Other assets	3,270	5,083

Total assets	$289,673	$370,166

Liabilities
Current liabilities	$31,973	$36,673
Long-term debt, net of current portion	200,902	200,949
Lease financing obligations	3,027	123,019
Deferred-income sale-leaseback of real estate	35,107	4,055
Other liabilities	12,077	10,142

Total liabilities	283,086	374,838
Stockholders’ equity (deficit)	6,587	(4,672)

Total liabilities and stockholders’ equity (deficit)	$289,673	$370,166